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                          CALEDONIA MINING CORPORATION

                                  NEWS RELEASE

                  STELLARIA KIMBERLITE CONFIRMED DIAMONDIFEROUS

                             JULY 17TH 2002, 9.00 AM

Caledonia Mining Corporation ("Caledonia") of Toronto (TSE: CAL and NASDAQ -
OTCBB: CALVF) is pleased to report microdiamond results for the Stellaria kimberlite on the Kikerk Lake property in the Coronation Gulf region of Nunavut, and to announce the summer exploration program for the property which will be carried out by Ashton Mining of Canada Inc. ("Ashton").

STELLARIA KIMBERLITE

The Stellaria kimberlite is situated approximately 700 m east of the Potentilla kimberlite. As reported on May 21, 2002, the vertical discovery hole was drilled into a geophysical anomaly having approximate surface dimensions of 160 m x 50
m. This anomaly is oriented along a geophysically defined linear feature with an approximate strike length of 2 km. After passing through 20 m of glacial overburden and 35 m of dolomitic limestone, the drill intersected approximately 39 m of hypabyssal kimberlite. Drill core was processed by caustic dissolution at Ashton's North Vancouver laboratory and returned the following numbers of diamonds:

                                               NUMBERS OF DIAMONDS
                               ----------------------------------------------------
                                      MICRO                           MACRO
SAMPLE WEIGHT                      0.1-0.5 MM                 > or = 0.5 MM (IN ONE
     (KG)                      (IN TWO DIMENSIONS)                 DIMENSION)
--------------                 -------------------                 ----------
   105.4                                66                        13 (NOTE 1)

NOTE 1: One of the macrodiamonds is greater than 0.5 mm in two dimensions and measures 0.8 x 0.6 x 0.4 mm.

SUMMER 2002 EXPLORATION PROGRAM

Ashton is encouraged by the confirmation of a second diamondiferous kimberlite on the Kikerk Lake property. The summer exploration program, scheduled to commence in late July, will include further prospecting and additional detailed heavy mineral sampling. The objective of this portion of the program is to investigate a number of unexplained indicator mineral anomalies near the Potentilla and Stellaria kimberlites. A prominent indicator mineral dispersion anomaly has already been identified 700 metres southwest of Potentilla. Heavy mineral samples will also be collected to investigate subtle indicator mineral anomalies as well as priority geophysical anomalies identified by an airborne survey conducted earlier in the year.

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The 2002 summer exploration program will also include drilling of the Stellaria kimberlite itself as well as drilling along the defined linear feature associated with Stellaria. The goal of this work is to better define the size and orientation of the kimberlite body, and to determine whether it may be a structurally controlled dyke.

As reported on May 21, 2002, a 5.5 tonne mini-bulk sample was collected from Potentilla as part of the winter 2002 field program and is currently being processed through Ashton's dense media separation plant in North Vancouver. Completion of analysis is expected before the end of August.

In terms of the Caledonia-Ashton Joint Venture Agreement Ashton will fund Caledonia's interest in the property until a bankable feasibility has been completed. Caledonia holds a 17.5% interest in the property, while Ashton the operator of the programs holds a 52.5 percent interest, and Northern Empire Minerals Ltd. holds a 30 percent interest.

Further information regarding Caledonia's exploration activities and operations along with its latest financials may be found on Caledonia's website HTTP:/WWW.CALEDONIAMINING.COM

FOR FURTHER INFORMATION PLEASE CONTACT CALEDONIA MINING CORPORATION:

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
S.E. Hayden                       James Johnstone                   Chris Harvey
Chairman, President and CEO       V-P Operations and COO            Technical Director
South Africa                      Canada                            Canada
Tel: (011-27-11) 447-2499         Tel: (1-905) 607-7543             Tel: (1-905) 607-7543
Fax: (011-27-11) 447-2554         Fax: (1-905) 607-9806             Fax: (1-905) 607-9806
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